SallieMae N E W S            R E L E A S E

FOR IMMEDIATE RELEASE Media Contacts: Investor Contacts: Martha Holler Steve McGarry 703-984-5178 703-984-6746 Patricia Nash Christel Joe Fisher

703-984-5382 703-984-5755

SALLIE MAE TO PURCHASE $28 BILLION OF FEDERAL STUDENT LOANS, ASSETS FROM THE STUDENT LOAN
CORPORATION??

RESTON, Va., Sept. 17, 2010—SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, today announced that it has reached an agreement to purchase $28 billion of securitized federal student loans and related assets from The Student Loan Corporation (NYSE: STU), a subsidiary of Citibank, N.A.

Sallie Mae is the largest servicer of federally guaranteed student loans and the largest originator and servicer of private student loans. The transaction is expected to close by year-end 2010 following regulatory approvals and other customary closing conditions.

“This opportunity fits well with our servicing scale and expertise,” said Albert L. Lord, vice chairman and CEO, Sallie Mae. “We welcome our 1.3 million new customers and commit to assist them in meeting their education loan obligations.”

In surveys by the federal government, Sallie Mae is ranked the top servicer by student loan customers. Upon closing the transaction, Sallie Mae will manage or service approximately $200 billion in federal student loans.

In addition, the company manages or services $36 billion in private student loans, including the new Smart Option Student Loan, which helps students graduate with less debt and pay off their loans faster. With market-leading interest rates, no origination fees, shorter repayment terms and in-school options to make interest payments or pay $25 monthly, degree-seeking students can save 30 to 50 percent in interest charges compared to deferred-payment private loans with a standard 15-year term.

Sallie Mae offers a range of saving, planning and paying for college solutions, and has helped 31 million families make the investment in education. More information is available at SallieMae.com.

As required by securities rules, Sallie Mae will file a report on Form 8-K with the Securities and Exchange Commission describing the details of the transaction.

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SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, is the nation’s leading saving, planning and paying for education company. Sallie Mae’s saving programs, planning resources and financing options have helped more than 31 million people make the investment in higher education. Through its subsidiaries, the company manages $184 billion in education loans and serves 10 million student and parent customers. In addition, the company’s Upromise program has enabled 12 million members to earn more than $550 million in rewards to help pay for college, and its affiliate Upromise Investments, Inc., manages more than $26 billion in 529 college-savings plans. Sallie Mae offers services to a range of institutional clients, including colleges and universities, student loan guarantors and state and federal agencies. More information is available at www.SallieMae.com. SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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